Exhibit 21.1

Kraft Foods Group, Inc.

List of Subsidiaries

Company Name	Jurisdiction of Incorporation
Battery Properties, Inc.	Delaware
Boca Foods Company	Delaware
Capri Sun, Inc.	Delaware
Churny Company, Inc.	Delaware
Claussen Pickle Co.	Delaware
Garland BBQ Company	Delaware
KFG Management Services LLC	Delaware
KFG Netherlands Holdings C.V.	Netherlands
Kraft Canada Inc.	Canada
Kraft Food Ingredients Corp.	Delaware
Kraft Foods Group Brands LLC	Delaware
Kraft Foods Group Exports LLC	Delaware
Kraft Foods Group Foundation	Delaware
Kraft Foods Group Holdings LLC	Delaware
Kraft Foods Group International Holdings LLC	Delaware
Kraft Foods Group Netherlands Holdings B.V.	Netherlands
Kraft Foods Group Puerto Rico LLC	Puerto Rico
Kraft New Services, Inc.	Delaware
Nature’s Delicious Foods Group LLC	Delaware
OMFC Service Company	Delaware
Perdue Trademark Subsidiary, Inc.	Delaware
Phenix Management Corporation	Delaware
Pollio Italian Cheese Company	Delaware
Seven Seas Foods, Inc.	Delaware
Tassimo Corporation	Delaware
The Heritage Cemetery Association	Delaware
The Knox Company	Delaware
The Yuban Coffee Company	Delaware
Vict. Th. Engwall & Co., Inc.	Delaware